Exhibit 99.1

CVR Partners Reports First Quarter 2019 Results
And Announces Cash Distribution of 7 Cents

SUGAR LAND, Texas (April 24, 2019) – CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced a net loss of $6 million, or 5 cents per common unit, on net sales of $92 million for the first quarter 2019, compared to a net loss of $19 million, or 17 cents per common unit, on net sales of $80 million for the first quarter 2018. Adjusted EBITDA was $26 million for the first quarter of 2019, compared to Adjusted EBITDA of $13 million for the first quarter of 2018.

“Wet weather delayed the start of the spring fertilizer application, negatively impacting our results for the 2019 first quarter,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “However, the spring fertilizer application is now in full swing and we have seen strong demand during the past few weeks. We also expect several million additional acres of corn to be planted this year.

“In addition, we are pleased to report that CVR Partners generated positive distributable cash for the second quarter in a row and declared a 2019 first quarter distribution of 7 cents per unit,” Pytosh said.
Consolidated Operations

For the first quarter of 2019, CVR Partners’ consolidated average realized gate prices for UAN improved significantly over the prior year, up 45 percent to $222 per ton, while ammonia was up 14 percent over the prior year to $367 per ton. Average realized gate prices for UAN and ammonia were $153 per ton and $322 per ton, respectively, for the first quarter 2018.

CVR Partners’ fertilizer facilities produced a combined 179,000 tons of ammonia during the first quarter of 2019, of which 41,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 335,000 tons of UAN. In the first quarter of 2018, the fertilizer facilities produced 199,000 tons of ammonia, of which 59,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 339,000 tons of UAN.

Distributions

CVR Partners also announced that, on April 24, 2019, the Board of Directors of its general partner declared a first quarter 2019 cash distribution of 7 cents per common unit, which will be paid on May 13, 2019, to common unitholders of record on May 6, 2019.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the Board of Directors of its general partner.

First Quarter 2019 Earnings Conference Call

CVR Partners previously announced that it will host its first quarter 2019 Earnings Conference Call on Thursday, April 25, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The first quarter 2019 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/m6/p/292shi9u. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13689663.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: planting season performance, demand, corn planting; distributions including the timing, payment and variations thereof; operating performance; product prices; reserves; capital expenditures; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) impacts of planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Contact:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted to exclude turnaround expense and other non-recurring items, as applicable, which management believes are material to an investor’s understanding of the Partnership’s underlying operating results.

Available Cash for Distribution - Adjusted EBITDA reduced for cash reserves established by the board of directors of our general partner for (i) debt service, (ii) maintenance capital expenditures, (iii) turnaround expenses and, to the extent applicable, (iv) reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the board of directors of our general partner.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining industry, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” section included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

CVR Partners, LP
(all information in this release is unaudited)

Financial and Operational Data

	Three Months Ended March 31,
(in thousands, except per unit data)	2019	2018
Consolidated Statement of Operations Data
Net sales (a)	$91,873	$79,859
Operating costs and expenses:
Cost of materials and other (exclusive of depreciation and amortization)	23,730	22,469
Direct operating expenses (exclusive of depreciation and amortization)	34,820	38,669
Depreciation and amortization	16,584	16,426
Cost of sales	75,134	77,564
Selling, general and administrative expenses	6,846	5,662
Loss on asset disposals	454	54
Operating income (loss)	9,439	(3,421)
Other income (expense):
Interest expense, net	(15,650)	(15,711)
Other income, net	20	44
Net loss before income taxes	(6,191)	(19,088)
Income tax benefit	(112)	(37)
Net loss	$(6,079)	$(19,051)

Net loss per common unit - basic and diluted	$(0.05)	$(0.17)

EBITDA* and Adjusted EBITDA*	$26,043	$13,049
Available Cash for Distribution*	$7,849	$(4,139)

Weighted-average common units outstanding - basic and diluted	113,283	113,283

* See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.

(a)        Below are the components of net sales:

	Three Months Ended March 31,
(in thousands)	2019	2018
Reconciliation to net sales:
Fertilizer sales	$82,087	$69,271
Freight in revenue	8,018	8,739
Other	1,768	1,849
Total net sales	$91,873	$79,859

Selected Balance Sheet Data

(in thousands)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$96,606	$61,776
Working capital	67,342	71,346
Total assets	1,246,990	1,254,388
Total long-term debt	629,812	628,989
Total liabilities	766,837	754,562
Total partners’ capital	480,153	499,826

Selected Cash Flow Data

	Three Months Ended March 31,
(in thousands)	2019	2018
Net cash flow provided by (used in):
Operating activities	$51,924	$14,486
Investing activities	(3,500)	(2,548)
Financing activities	(13,594)	—
Net increase in cash and cash equivalents	$34,830	$11,938

Capital Expenditures

	Three Months Ended March 31,
(in thousands)	2019	2018
Maintenance capital expenditures	$2,627	$2,762
Growth capital expenditures	15	1,312
Total capital expenditures	$2,642	$4,074

Key Operating Data

Ammonia Utilization Rates (1)

	Two Years Ended March 31,
(percent of capacity utilization)	2019	2018
Consolidated	92%	94%
Coffeyville	94%	94%
East Dubuque	91%	95%

(1)
Reflects our ammonia utilization rates on a consolidated basis and at each of our facilities. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization on a two-year rolling average to take into account the impact of our current turnaround cycles on any specific period. The two-year rolling average is a more useful presentation of the long-term utilization performance of our plants. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended March 31,
	2019	2018
Consolidated sales (thousand tons):
Ammonia	36	36
UAN	288	345

Consolidated product pricing at gate (dollars per ton) (2):
Ammonia	$367	$322
UAN	222	153

Consolidated production volume (thousand tons):
Ammonia (gross produced) (3)	179	199
Ammonia (net available for sale) (3)	41	59
UAN	335	339

Feedstock:
Petroleum coke used in production (thousand tons)	132	118
Petroleum coke used in production (dollars per ton)	$38	$18
Natural gas used in production (thousands of MMBtus) (4)	1,440	1,850
Natural gas used in production (dollars per MMBtu) (4)	$3.83	$3.24
Natural gas in cost of materials and other (thousands of MMBtus) (4)	1,008	1,258
Natural gas in cost of materials and other (dollars per MMBtu) (4)	$3.87	$3.48

(2)
Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(3)
Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(4)	The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended March 31,
	2019	2018
Ammonia - Southern plains (dollars per ton)	$427	$382
Ammonia - Corn belt (dollars per ton)	497	427
UAN - Corn belt (dollars per ton)	229	210

Natural gas NYMEX (dollars per MMBtu)	$2.88	$2.85

Non-GAAP Reconciliations

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2019	2018
Net loss	$(6,079)	$(19,051)
Add:
Interest expense, net	15,650	15,711
Income tax (benefit)	(112)	(37)
Depreciation and amortization	16,584	16,426
EBITDA and Adjusted EBITDA	$26,043	$13,049

Reconciliation of Net Cash Provided By Operating Activities to EBITDA

	Three Months Ended March 31,
(in thousands)	2019	2018
Net cash provided by operating activities	$51,924	$14,486
Adjustments:
Less:
Interest expense, net	15,650	15,711
Income tax (benefit)	(112)	(37)
Change in working capital	(39,098)	(15,946)
Other non-cash adjustments	(2,321)	(1,165)
EBITDA	$26,043	$13,049

Reconciliation of Adjusted EBITDA to Available Cash for Distribution

	Three Months Ended March 31,
(in thousands)	2019	2018
Adjusted EBITDA	$26,043	$13,049
Less:
Debt service	(14,827)	(14,920)
Maintenance capital expenditures	(3,367)	(2,268)
Available Cash for Distribution	$7,849	$(4,139)

Common units outstanding (in thousands)	113,283	113,283